Exhibit 10.1

Loan Agreement

THIS LOAN AGREEMENT (the “Agreement”), is entered into as of Ocotober 1, 2008, between NEW HORIZONS WORLDWIDE, INC.  (the “Borrower”), with an address at 1 West Elm Street, Suite 125, Conshohocken, PA, 19428, and PNC BANK, NATIONAL ASSOCIATION (the “Bank”), with an address at 1600 Market Street, 22nd Floor, Philadelphia, PA 19103.

The Borrower and the Bank, with the intent to be legally bound, agree as follows:

1.             Loan.  The Bank has agreed to make the following credit facility available to the Borrower subject to the terms and conditions and in reliance upon the representations and warranties of the Borrower set forth in this Agreement:

1.1.         Facility.

(a)           Revolving Line of Credit.

(i)            Commitment to Advance.  The credit facility is a committed revolving line of credit under which the Bank will, from time to time, make advances to the Borrower and the Borrower may borrow, repay and reborrow during the Revolving Line of Credit Commitment Period (as hereinafter defined) in a principal amount in the aggregate at any time outstanding not to exceed $6,000,000 or such lesser amount to the extent reduced by the Borrower in accordance with Section 1.1(b) hereof (the “Revolving Line of Credit”).  The “Revolving Line of Credit Commitment Period” means the period commencing with the date hereof through and including the earlier of (A) the Expiration Date (as defined herein), and (B) the date on which the Bank’s commitment to make advances under the Revolving Line of Credit terminates under this Agreement.  The “Expiration Date” means September 30, 2011, or such later date as may be designated by the Bank by written notice to the Borrower.  The obligation of the Borrower to repay the aggregate outstanding advances under the Revolving Line of Credit (the “Revolving Advances”) shall be evidenced by a promissory note of the Borrower (the “Note”).  Advances under the Revolving Line of Credit will be used by the Borrower for its working capital and other general business purposes.

(ii)           Investment Sweep.  The Revolving Line of Credit will include an investment and borrowing sweep feature on the terms and conditions of a Working Cash®, Line of Credit, Investment Sweep Rider (the “Sweep Rider”) to be executed and delivered by the Borrower to the Bank in form and substance satisfactory to the Bank, the terms of which are hereby incorporated in this Agreement by reference.  The Sweep Rider will remain in effect until such time (if any) as it is terminated in accordance with its terms.

(iii)          Letters of Credit.  From the date hereof through the date five (5) days prior to the Expiration Date, the Borrower may request that the Bank, in lieu of, or in combination with, cash advances, issue standby letters of credit (individually, a “Letter of Credit” and collectively, the “Letters of Credit”) under the Revolving Line of Credit with no such Letter of Credit having an expiration date later than twelve (12) months from the date of issuance; provided, however, at no time shall the aggregate face amount of all Letters of Credit issued and outstanding exceed $1,000,000; provided, further, that if the expiration date for any Letter of Credit requested by the Borrower is later than the Expiration Date, the Borrower shall on or before the day five (5) days prior to the Expiration Date deposit with the Bank as collateral for the Obligations (as hereinafter defined), cash or marketable securities (acceptable to the Bank and margined in accordance with the Bank’s customary requirements) in an amount equal to 105% of the maximum amount available to be drawn at such time (determined without regard to whether any conditions to drawing could be met at such time) under each outstanding Letter of Credit, and the Borrower hereby pledges to the Bank, and grants to the Bank a security interest in, all such cash and securities as security for the such Obligations.  The availability of advances under the Revolving Line of Credit shall be reduced by the face amount of each Letter of Credit issued and outstanding (whether or not drawn).  Each payment by the Bank under a Letter of Credit shall in the Bank’s discretion constitute an advance of principal under the Revolving Line of Credit and shall be evidenced by the Note.  The Letters of Credit shall be governed by the terms of this Agreement and by one or more reimbursement agreements, in form and content satisfactory to the Bank and the Borrower, executed by the Borrower in favor of the Bank (collectively, the “Reimbursement Agreement”).  Each request for the issuance of a Letter of Credit must be accompanied by the Borrower’s execution of an application on the Bank’s standard forms (each, an “Application”), together with all supporting documentation.  Each Letter of Credit will be issued in the Bank’s sole discretion and in a form acceptable to the Bank and the Borrower.  The Borrower shall pay to the Bank the Bank’s standard issuance fee, on the face amount of each Letter of Credit upon issuance, together with such other customary fees, commissions and expenses therefor as shall be required by the Bank.  This letter is not a pre advice for the issuance of a letter of credit and is not irrevocable.

(b)           Termination and Reduction of the Commitment.  Upon at least five (5) days prior irrevocable written notice to the Bank, the Borrower may at any time prior to the Expiration Date, in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Line of Credit; provided, however, that (i) each partial reduction of the Revolving Line of Credit shall be in a minimum aggregate principal amount of $250,000 or in integral multiples of $250,000 in excess thereof, and (ii) the Revolving Line of Credit may not be reduced or terminated, if, after giving effect thereto and any prepayments of the Revolving Advances made on the effective date thereof, the aggregate amount of the Revolving Advances plus the face amount of each Letter of Credit issued and outstanding (whether or not drawn) would exceed the Revolving Line of Credit.

(c)           Unused Fee.  The Borrower agrees to pay to the Bank, on each January 1, April 1, July 1 and October 1, commencing on January 1, 2009, during the Revolving Line of Credit Commitment Period, and on the date on which the Revolving Line of Credit shall be permanently terminated or reduced as provided herein, an unused fee (the “Unused Fee”) at a rate per annum equal to twenty-five basis points (.25%) on the average daily amount of the Unused Revolving Line of Credit (as hereinafter defined) of the Bank during the preceding calendar quarter (or shorter period commencing on the date hereof or ending on the last day of the Revolving Line of Credit Commitment Period).  “Unused Revolving Line of Credit” means, at any particular time during the Revolving Credit Commitment Period, an amount equal to the excess, if any, of the Revolving Line of Credit over the sum of (a) the Revolving Advances and (b) the face amount of each outstanding Letter of Credit (whether or not drawn).  The Unused Fee due to the Bank shall commence to accrue on the date hereof and shall cease to accrue on the last day of the Revolving Line of Credit Commitment Period.  The Unused Fee shall be (a) computed on the basis of the actual days elapsed in a year of 365 days, and (b) paid on the dates due in immediately available funds to the Bank.  Once paid the Unused Fee shall not be refundable under any circumstances except in the case of manifest error by the Bank in the computation of the Unused Fee, which error is raised by the Borrower to the Bank within sixty (60) days of payment of such Unused Fee.

1.2.         Note.  The Note and renewals, extensions, amendments and restatements thereof acceptable to the Bank shall set forth the interest rate, repayment and other provisions, the terms of which are incorporated into this Agreement by reference.

2.             Security.  The security for repayment of the Loan shall include but not be limited to the collateral, guaranties and other documents heretofore, contemporaneously or hereafter executed and delivered to the Bank (the “Security Documents”), which shall secure repayment of obligations under the Loan, the Note and the other Loan Documents (as defined below), including any advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Bank under the Loan Documents, of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising; and any amendments, extensions, renewals and increases of or to any of the foregoing, and all reasonable out-of-pocket costs and expenses of the Bank incurred in the documentation, negotiation, modification, enforcement, collection and otherwise in connection with any of the foregoing, including attorneys’ fees and expenses (hereinafter referred to collectively as the “Obligations”).  Unless expressly provided to the contrary in documentation for any other loan or loans, it is the express intent of the Bank and the Borrower that all Obligations including those included in the Loan be cross-collateralized and cross-defaulted, such that collateral securing any of the Obligations shall secure repayment of all Obligations and a default under any Obligation shall be a default under all Obligations.

This Agreement, the Note, the Security Documents and all other agreements and documents executed and/or delivered pursuant hereto, as each may be amended, modified, extended or renewed from time to time, are collectively referred to as the “Loan Documents.”  Capitalized terms not defined herein shall have the meanings ascribed to them in the Loan Documents.

3.             Representations and Warranties.  The Borrower hereby makes the following representations and warranties, which shall be continuing in nature and remain in full force and effect until the Obligations are paid in full, and which shall be true and correct except as otherwise set forth on the Addendum attached hereto and incorporated herein by reference (the “Addendum”):

3.1.         Existence, Power and Authority.  Each of the Borrower and each Subsidiary (as hereinafter defined) (individually, each a “Loan Party”, and collectively, the “Loan Parties”) is duly organized, validly existing and in good standing under the laws of the State of its incorporation or organization and has the power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing.  Each of the Loan Parties is duly authorized to execute and deliver the Loan Documents to which it is a party, all necessary action to authorize the execution and delivery of the Loan Documents has been properly taken, and the Borrower is and will continue to be duly authorized to borrow under this Agreement and to perform all of the other terms and provisions of the Loan Documents.

3.2.         Financial Statements.  The financial statement contained in Borrower’s (i) Form 10-K filed with the Securities and Exchange Commission (the “SEC”) for the twelve month period ended December 31, 2007 (the “Form 10-K”); and (ii) Form 10-Q filed with the SEC for the six-month period ended June 30, 2008 (the “Form 10-Q,” and collectively with the Form 10-K, the “Historical Financial Statements”) are true, complete and accurate in all material respects and fairly present the financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of the Borrower’s operations for the period specified therein.  The Historical Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied from period to period, subject in the case of interim statements to normal year-end adjustments and to any comments and notes acceptable to the Bank in its sole discretion.

3.3.         No Material Adverse Change.  Since the date of the most recent Financial Statements (as hereinafter defined), the Borrower and its Subsidiaries, taken as a whole, have not suffered any damage, destruction or loss, and no event or condition has occurred or exists, which has resulted or is reasonably likely to result in a material adverse change in its business, assets, operations, condition (financial or otherwise) or results of operation.

3.4.         Binding Obligations.  Each of the Loan Parties has full power and authority to enter into the transactions provided for in this Agreement and has been duly authorized to do so by appropriate action of its Board of Directors; and the Loan Documents, when executed and delivered by the Loan Parties party thereto, will constitute the legal, valid and binding obligations of the Loan Parties party thereto enforceable in accordance with their terms.

3.5.         No Defaults or Violations.  There does not exist any Event of Default under this Agreement or any material default or violation by any Loan Party of or under any of the terms, conditions or obligations of: (i) its articles or certificate of incorporation, regulations or bylaws if such Loan Party is a corporation or its other organizational documents as applicable; (ii) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) any law, ordinance, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon it by any law, the action of any court or any governmental authority or agency; and the consummation of this Agreement and the transactions set forth herein will not result in any such default or violation or Event of Default.

3.6.         Title to Assets.  As of the date hereof, the Loan Parties have good and marketable title to the assets reflected on the Historical Financial Statements, free and clear of all liens and encumbrances, except for (i) current taxes and assessments not yet due and payable, (ii) assets disposed of by the Loan Parties in the ordinary course of business since the date of the most recent Financial Statements, (iii) those liens or encumbrances, if any, specified on the Addendum, and (iv) Permitted Liens (as defined below).

3.7.         Litigation.  As of the date hereof, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of the Borrower, threatened against any Loan Party, which is reasonably likely to result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operations of the Loan Parties when taken as a whole, and there is no basis known to the Borrower for any action, suit, proceeding or investigation which could result in such a material adverse change.  All pending and threatened litigation against any Loan Party in which greater than $50,000 is at issue is listed on the Addendum.

3.8.         Tax Returns.  Each Loan Party has filed all returns and reports that are required to be filed by it in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon it or its property or withheld by it, including income, unemployment, social security and similar taxes, and all of such taxes when due have been either paid or adequate reserve or other provision has been made therefor.

3.9.         Employee Benefit Plans.  Each employee benefit plan as to which a Loan Party may have any liability complies in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974 (as amended from time to time, “ERISA”), including minimum funding requirements, and (i) no Prohibited Transaction (as defined under ERISA) has occurred with respect to any such plan, (ii) no Reportable Event (as defined under Section 4043 of ERISA) has occurred with respect to any such plan which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Section 4042 of ERISA, (iii) no Loan Party has withdrawn from any such plan or initiated steps to do so, and (iv) no steps have been taken to terminate any such plan.

3.10.       Environmental Matters.  Each Loan Party is in compliance, in all material respects, with all Environmental Laws (as hereinafter defined), including, without limitation, all Environmental Laws in jurisdictions in which the Borrower owns or operates, or has owned or operated, a facility or site, stores collateral, arranges or has arranged for disposal or treatment of hazardous substances, solid waste or other waste, accepts or has accepted for transport any hazardous substances, solid waste or other wastes or holds or has held any interest in real property or otherwise.  Except as otherwise disclosed on the Addendum, no litigation or proceeding arising under, relating to or in connection with any Environmental Law is pending or, to the best of the Borrower’s knowledge as of the date hereof, threatened against a Loan Party, any real property which a Loan Party holds or has held an interest or any past or present operation of the Borrower.  No release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring, or to the best of the Borrower’s knowledge has occurred, on, under or to any real property in which the Borrower holds or has held any interest or performs or has performed any of its operations, in violation of any Environmental Law.  As used in this Section, “litigation or proceeding” means any demand, claim notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by a governmental authority or other person, and “Environmental Laws” means all provisions of laws, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by any governmental authority concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

3.11.       Intellectual Property.  Each Loan Party owns or is licensed to use all patents, patent rights, trademarks, trade names, service marks, copyrights, intellectual property, technology, know-how and processes necessary for the conduct of its business as currently conducted that are material to the condition (financial or otherwise), business or operations of such Loan Party.

3.12.       Regulatory Matters.  No part of the proceeds of the Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

3.13.       Solvency.  As of the date hereof and after giving effect to the transactions contemplated by the Loan Documents, (i) the aggregate value of the Borrower’s assets will exceed its liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) each Loan Party will have sufficient cash flow to enable it to pay its debts as they become due, and (iii) no Loan Party will have unreasonably small capital for the business in which it is engaged.

3.14.       Disclosure.  None of the Loan Documents contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary in order to make the statements contained in this Agreement or the Loan Documents not misleading.  There is no fact known to the Borrower which materially adversely affects or, so far as the Borrower can now reasonably foresee, is likely to materially adversely affect the business, assets, operations, condition (financial or otherwise) or results of operation of the Loan Parties, when taken as a whole, and which has not otherwise been fully set forth in this Agreement or in the Loan Documents.

3.15.       Guaranty.  As of the date hereof, each wholly-owned subsidiary of the Borrower (each a “Subsidiary” and collectively the “Subsidiaries”) has guaranteed the Obligations pursuant to a Guaranty and Suretyship Agreement, dated as of the date hereof by and among the signatories thereto.  A list of each of the Borrower’s Subsidiaries as of the date hereof is set forth on the Addendum.

4.             Affirmative Covenants.  The Borrower agrees that from the date of execution of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, the Borrower will, and/or will cause each Subsidiary to:

4.1.         Books and Records.  Maintain books and records in accordance with GAAP and give representatives of the Bank access thereto at all reasonable times, including permission to examine, copy and make abstracts from any of such books and records and such other information as the Bank may from time to time reasonably request, and the Borrower will make available, or cause to be made available, to the Bank for examination copies of any reports, statements and returns which a Loan Party may make to or file with any federal, state or local governmental department, bureau or agency.

4.2.         Interim Financial Statements; Certificate of No Default.  Furnish the Bank within forty-five (45) days after the end of each quarter the Borrower’s Financial Statements for such period, in reasonable detail, certified by an authorized officer of the Borrower and prepared in accordance with GAAP consistently applied from period to period.  The Borrower shall also deliver a certificate as to its compliance with applicable financial covenants (containing detailed calculations of all financial covenants) for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures the Borrower proposes to take.  As used in this Agreement, “Financial Statements” means the Borrower’s consolidated and, if required by the Bank in its sole discretion, consolidating balance sheets, income statements and statements of cash flows for the year, month or quarter together with year-to-date figures and comparative figures for the corresponding periods of the prior year.

4.3.         Annual Financial Statements.  Furnish the Borrower’s Financial Statements to the Bank within ninety (90) days after the end of each fiscal year.  Those Financial Statements will be prepared on an audited basis in accordance with GAAP by an independent certified public accountant selected by the Borrower and satisfactory to the Bank.  Audited Financial Statements shall contain the unqualified opinion of an independent certified public accountant and all accountant examinations shall have been made in accordance with GAAP consistently applied from period to period.

4.4.         Payment of Taxes and Other Charges.  Pay and discharge when due all indebtedness and all taxes, assessments, charges, levies and other liabilities imposed upon a Loan Party, its income, profits, property or business, except those which currently are being contested in good faith by appropriate proceedings and for which a Loan Party shall have set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion.

4.5.         Maintenance of Existence, Operation and Assets.  Do all things necessary to (i) maintain, renew and keep in full force and effect its organizational existence and all rights, permits and franchises necessary to enable it to continue its business as currently conducted; (ii) continue in operation in substantially the same manner as at present; (iii) keep its properties in good operating condition and repair; and (iv) make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

4.6.         Covenant to Guarantee Obligations and Give Security.  Upon the formation or acquisition of any new Subsidiary, the Borrower shall, at the Borrower’s expense:

(i)            within 30 days after such formation or acquisition, cause such Subsidiary and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Bank a guaranty or guaranty supplement, in form and substance satisfactory to the Bank, guaranteeing the Borrower’s Obligations;

(ii)           within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to the Bank a security agreement, as specified by and in form and substance satisfactory to the Bank, securing payment of all the Obligations; and

(iii)          within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Bank to vest in the Bank valid and subsisting liens on the properties purported to be subject to the security agreement delivered pursuant to this Section 4.6 enforceable against all third parties in accordance with their terms.

4.7.         Insurance.  Maintain, with financially sound and reputable insurers, insurance with respect to its property and business against such casualties and contingencies, of such types and in such amounts, as is customary for established companies engaged in the same or similar business and similarly situated.  In the event of a conflict between the provisions of this Section and the terms of any Security Documents relating to insurance, the provisions in the Security Documents will control.

4.8.         Compliance with Laws.  Comply with all laws applicable to each Loan Party and material to the operation of its business (including without limitation any statute, ordinance, rule or regulation relating to employment practices, pension benefits or environmental, occupational and health standards and controls).

4.9.         Bank Accounts.  Establish and maintain at the Bank the Borrower’s primary depository accounts.

4.10.       Financial Covenants.  Comply with all of the financial and other covenants, if any, set forth on the Addendum.

4.11.       Additional Reports.  Provide prompt written notice to the Bank of the occurrence of any of the following (together with a description of the action which the Borrower proposes to take with respect thereto):  (i) any Event of Default or any event, act or condition which, with the passage of time or the giving of notice, or both, would constitute an Event of Default (a “Default”), (ii) any litigation filed by or against a Loan Party in which greater than $50,000 is at issue, (iii) any Reportable Event or Prohibited Transaction with respect to any Employee Benefit Plan(s) (as defined in ERISA) and (iv) any event which might result in a material adverse change in the business, assets, operations, condition (financial or otherwise) or results of operation of the Loan Parties, when taken as a whole.

5.             Negative Covenants.  The Borrower covenants and agrees that from the date of this Agreement until all Obligations have been paid in full and any commitments of the Bank to the Borrower have been terminated, except as set forth in the Addendum, the Borrower will not, and will not allow any Subsidiary to, without the Bank’s prior written consent:

5.1.         Indebtedness.  Create, incur, assume or suffer to exist any indebtedness for borrowed money other than: (i) with respect to the Revolving Line of Credit and any subsequent indebtedness to the Bank; (ii) open account trade debt incurred in the ordinary course of business and not past due; (iii) indebtedness in respect of purchase money financings of personal property and indebtedness in respect of capital leases in an aggregate principal amount not to exceed $500,000 at any time outstanding; and (iv) indebtedness secured by Permitted Liens.

5.2.         Liens and Encumbrances.  Except as provided in Section 3.6, create, assume, incur or permit to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, now owned or hereafter acquired, or acquire or agree to acquire any kind of property subject to any conditional sales or other title retention agreement, except for the following (collectively, “Permitted Liens”):  (i) taxes and assessments not yet due and payable or being contested in good faith by appropriate proceedings and for which a Loan Party has set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion; (ii) those liens or encumbrances specified on the Addendum; (iii) liens securing indebtedness permitted by Section 5.1(iii) above; (iv) statutory liens of landlords, and of carriers, warehousemen, mechanics and/or materialmen, and other liens that arise by operation of law, in each case only for amounts not yet due or that are being contested in good faith by appropriate proceedings and for which a Loan Party has set aside adequate reserves or made other adequate provision with respect thereto acceptable to the Bank in its reasonable discretion; (v) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of benefits, statutory obligations and other similar obligations; (vi) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon and easements, covenants, conditions, restrictions and other similar matters of record affecting title to real property which taken in the aggregate do not interfere with the ordinary course of business of a Loan Party; (vii) judgment liens, so long as such liens do not constitute an Event of Default; (viii) any right of set-off granted in favor of any financial institution in respect of any deposit accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; and (ix) liens securing the Obligations.

5.3.         Guarantees.  Guarantee, endorse or become contingently liable for the obligations of any person, firm, corporation or other entity, except in connection with the endorsement and deposit of checks in the ordinary course of business for collection.

5.4.         Loans or Advances.  Purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make or have outstanding, any loans or advances to, or otherwise extend credit to, or make any investment or acquire any interest whatsoever in, any other person, firm, corporation or other entity, except for the following: (i) advances to officers, directors and employees for business travel and similar temporary advances made in the ordinarily course of business and loans to officers, directors and employees for general purposes not to exceed $100,000 in the aggregate outstanding at any time; (ii) deposit accounts opened and maintained in the ordinary course of business or pursuant to the requirements of this Agreement; (iii) investments in Cash Equivalents (as defined herein); and (iv) debt obligations or investments received by Borrower in connection with the bankruptcy or reorganization of its customers.  For purposes of this Agreement “Cash Equivalents” means (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency thereof, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and undivided profits aggregating at least $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, (d) commercial paper of a domestic issuer rated at least A-1 or better by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.  (“S&P”) or P-1 or better by Moody’s Investors Service, Inc.  (“Moody’s”) and in either case maturing within 90 days after the date of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of money market, mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

5.5.         Merger or Transfer of Assets.  Liquidate or dissolve, or merge or consolidate with or into any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any substantial part of its property, assets, operations or business, whether now owned or hereafter acquired, except for the following: (i) the sale of obsolete, worn out or replaced equipment or excess equipment no longer needed in the ordinary course of business, including the sale and replacement of trucks in the ordinary course of business; (ii) the sale of inventory in the ordinary course of business; and (iii) the sale of doubtful accounts receivable for collection purposes in the ordinary course of business.  In the event a Loan Party disposes of assets as permitted by this Section 5.5, such assets shall automatically be released from the lien granted to the Bank under the Loan Documents.

5.6.         Change in Business, Management or Ownership.  Make or permit any change in (i) its form of organization without 30 days’ prior written notice to Bank; (ii) the nature of its business as carried on as of the date hereof, if such change is material; or (iii) with respect to the Borrower, its equity ownership giving rise to Change of Control (as herein defined).  For purposes of this Agreement, “Change of Control” shall mean any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), (b) Borrower shall fail to own, directly or indirectly, 100% of the outstanding Capital Stock of any Subsidiary of Borrower, (c) any person or two or more persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, [50%] or more of the capital stock or other equity interests of Borrower or (d) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of Borrower (together with any new director whose election by Borrower’s Board of Directors or whose nomination for election by Borrower’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Borrower then in office.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.  For purposes hereof, “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all partnerships interests in a partnership (general or limited), any and all equivalent in an entity, including interests in a limited liability company and any and all warrants or options to purchase any of the foregoing.

5.7.         Dividends.  Declare or pay any dividends on or make any distribution with respect to any class of its equity or ownership interest, or purchase, redeem, retire or otherwise acquire any of its equity.

5.8.         Acquisitions.  Make acquisitions of all or substantially all of the property or assets of any person, firm, corporation or other entity.

6.             Events of Default.  The occurrence of any of the following will be deemed to be an “Event of Default”:

6.1.         Covenant Default.  The Borrower shall default in the performance of any of the covenants or agreements contained in this Agreement.

6.2.         Breach of Warranty.  Any Financial Statement, representation, warranty or certificate made or furnished by the Borrower to the Bank in connection with this Agreement shall be false, incorrect or incomplete in a material respect when delivered or made.

6.3.         Other Default.  The occurrence of an Event of Default as defined in the Note or any of the Loan Documents.

Upon the occurrence and during the continuance of an Event of Default, the Bank will have all rights and remedies specified in the Note and the Loan Documents and all rights and remedies (which are cumulative and not exclusive) available under applicable law or in equity.

7.             Conditions.

7.1.         Initial Advance.  The Bank’s obligation to make the initial advance under the Revolving Line of Credit is subject to the conditions that as of the date of making such initial advance:

(a)           No Event of Default.  No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing;

(b)           Corporate Proceedings.  The Bank shall have received a certificate of the Secretary of the Borrower dated as of the date hereof certifying (i) that attached thereto is a true and complete copy of the resolutions, in form and substance satisfactory to the Bank, of its members authorizing the execution, delivery and performance of this Agreement, the Notes, and each of the other Loan Documents to which it is a party, and that such resolutions have not been amended, modified, revoked or rescinded in any manner and are in full force and effect, (ii) that attached thereto is a true and complete copy of its certificate of incorporation, certified by the Secretary of State of the state in which it is formed and bylaws and that such certificate of incorporation and bylaws have not been amended, modified, revoked or rescinded and are in full force and effect, (iii) as to the incumbency and specimen signatures of each officer executing the Loan Documents on its behalf, and (iv) that (A) the representations made by it contained in the Loan Documents to which it is a party are true and correct in all material respects, (B) it is in compliance with all of its covenants contained in the Loan Documents to which it is a party, (C) there exists no Event of Default after giving effect to the initial advance under the Revolving Line of Credit, (D) there has been no material adverse change in the financial condition, operations, properties, assets or prospects of the Borrower since the date of the most recent Financial Statements and (E) to the Borrower’s knowledge, there exist no (1) material actions, suits, proceedings or government investigations pending or threatened against the Borrower, or (2) material contingent obligations of the Borrower not previously disclosed in writing to the Bank or in this Agreement or the other Loan Documents;

(c)           Receipt of Loan Documents.  The Bank shall have received the duly executed Loan Documents required to be delivered on the date hereof and such other instruments and documents which the Bank may reasonably request in connection with the transactions provided for in this Agreement;

(d)           Good Standing.  The Bank shall have received certificates of good standing, subsistence and/or status dated a recent date from the Secretary of State or appropriate taxing or other authorities in the jurisdiction of incorporation or organization of the Borrower and in other locations reasonably requested by the Bank where Borrower is authorized to do business;

(e)           Opinion of Borrower’s Counsel.  The Bank shall have received a written opinion of counsel for the Borrower addressed to the Bank and covering such matters as the Bank may reasonably require;

(f)            Existing Credit Agreement.  The Bank shall have received (i) evidence that the existing Credit Facility has been terminated and all indebtedness thereunder has been paid in full; and (ii) evidence of the termination of all existing liens in favor of Camden Strategic Partners III, LLC.  “Credit Facility” shall mean the Credit Agreement, dated as of July 19, 2006, by and among the Company, Camden Partners Strategic III, LLC and the other lenders named therein.

(g)           10-Q.  The Bank shall have received the Borrower’s most recently filed Form 10-Q, which shall contain Financial Statements which are consistent in all material respects with the Borrower’s budget for the six (6) month period ended June 30, 2008, which budget was previously supplied to the Bank by the Borrower.

(h)           Initial Draw.  The initial Revolving Advance on the date hereof under the Revolving Line of Credit shall not exceed $2,500,000.

(i)            Preferred Stock Agreements.  The Bank shall have received evidence of the Borrower’s ability to enter into this Agreement and the transactions contemplated hereby under the terms and conditions of the Preferred Stock Agreements.  “Preferred Stock Agreements” shall mean, collectively, (i) the Series C Stock and Warrant Purchase Agreement, dated as of July 2, 2007, by and among the Company and the Series C Stockholders, (ii) the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of the Company, (iii) the Certificate of Designation, Preferences and Rights of Series C Convertible Preferred Stock of the Company, (iv) the Second Amended and Restated Stockholders’ Agreement, dated as of July 3, 2007, by and among the Company, the Series B Stockholders, the Series C Stockholders and the Warrant Holders, and (v) the Voting Agreement, dated as of July 3, 2007, by and among the Company and the stockholders of the Company named therein.

(j)            Material Adverse Change.  There shall have been no material adverse change in the financial condition, operations, properties, or assets of the Borrower since the date of the most recent Financial Statements;

(k)           Material Litigation or Contingent Obligations.  There shall be no (i) material actions, suits, proceedings or government investigations pending or, to its knowledge, threatened against the Borrower; or (ii) undisclosed material contingent obligations of the Borrower;

(l)            Security Interest.  The Bank shall have received, to its satisfaction, evidence, including, without limitation, UCC, judgment and tax lien searches for the Borrower, that the Bank has a first priority lien in the collateral for the Obligations, subject only to Permitted Liens;

(m)          Filings.  The Bank shall have received evidence satisfactory to it that all necessary actions to perfect and protect the security interests created by the Security Documents, including, without limitation, the filing of UCC-1 Financing Statements in the appropriate jurisdictions, have been taken; and

(n)           Insurance.  The Bank shall have received evidence to its reasonable satisfaction that the Borrower has obtained certificates of insurance of the type required by Section 4.7 hereof and the Security Agreement, with the appropriate lender loss payee/mortgagee endorsements.

7.2.         Subsequent Advances.  The Bank’s obligation to make the subsequent advances under the Revolving Line of Credit is subject to the conditions that as of the date of each such subsequent advance:

(a)           Representations and Warranties.  Each of the representations and warranties (i) made by the Borrower under this Agreement or under any other Loan Document to which it is a party or (ii) which are contained in any certificate, document, financial or other statement furnished at any time in connection with the Loan Documents, shall be true and correct in all material respects on and as of such date as if made on and as of such date;

(b)           No Event of Default.  No Event of Default or event which with the passage of time, the giving of notice or both would constitute an Event of Default shall have occurred and be continuing; and

(c)           Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement, the other Loan Documents shall be reasonably satisfactory in form and substance to the Bank, and the Bank shall have received such other documents in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing that the conditions contained in this Section 7.2 have been satisfied.

8.             Expenses.  The Borrower agrees to pay the Bank, upon the execution of this Agreement, and otherwise on demand, all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, negotiation and delivery of this Agreement and the other Loan Documents, and any modifications thereto, and the collection of all of the Obligations, including but not limited to enforcement actions, relating to the Loan, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions or proceedings arising out of or relating to this Agreement, including fees and expenses of counsel, auditors, appraisers and environmental consultants, lien searches, recording and filing fees and taxes.

9.             Increased Costs.  On written demand, together with written evidence of the justification therefor, the Borrower agrees to pay the Bank an amount sufficient to fairly compensate the Bank for any unforeseen increase in its costs to provide the Loan or decrease in its return on the Loan, which increase or decrease, as the case may be, is directly attributable to, subsequent to the date hereof, a change in law or regulation, or the official interpretation and enforcement thereof, imposing any reserve, deposit, allocation of capital or similar requirement (including without limitation, any such subsequent change to Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets.

10.          Miscellaneous.

10.1.       Notices: All notices, demands, requests, consents, approvals and other communications required or permitted hereunder (“Notices”) must be in writing and will be effective upon receipt.  Notices may be given in any manner to which the parties may separately agree, including electronic mail.  Without limiting the foregoing, first-class mail, facsimile transmission and commercial courier service are hereby agreed to as acceptable methods for giving Notices.  Regardless of the manner in which provided, Notices may be sent to a party’s address as set forth above or to such other address as any party may give to the other for such purpose in accordance with this section.

10.2.       Preservation of Rights.  No delay or omission on the Bank’s part to exercise any right or power arising hereunder will impair any such right or power or be considered a waiver of any such right or power, nor will the Bank s action or inaction impair any such right or power.  The Bank’s rights and remedies hereunder are cumulative and not exclusive of any other rights or remedies which the Bank may have under other agreements, at law or in equity.

10.3.       Illegality.  If any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, it shall not affect or impair the validity, legality and enforceability of the remaining provisions of this Agreement.

10.4.       Changes in Writing.  No modification, amendment or waiver of, or consent to any departure by the Borrower from, any provision of this Agreement will be effective unless made in a writing signed by the party to be charged, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower will entitle the Borrower to any other or further notice or demand in the same, similar or other circumstance.

10.5.       Entire Agreement.  This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.6.       Counterparts.  This Agreement may be signed in any number of counterpart copies and by the parties hereto on separate counterparts, but all such copies shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart.  Any party so executing this Agreement by facsimile transmission shall promptly deliver a manually executed counterpart, provided that any failure to do so shall not affect the validity of the counterpart executed by facsimile transmission.

10.7.       Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of the Borrower and the Bank and their respective heirs, executors, administrators, successors and assigns; provided, however, that the Borrower may not assign this Agreement in whole or in part without the Bank’s prior written consent and the Bank at any time may assign this Agreement in whole or in part.

10.8.       Interpretation.  In this Agreement, unless the Bank and the Borrower otherwise agree in writing, the singular includes the plural and the plural the singular; words importing any gender include the other genders; references to statutes are to be construed as including all statutory provisions consolidating, amending or replacing the statute referred to; the word “or” shall be deemed to include “and/or”, the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to articles, sections (or subdivisions of sections) or exhibits are to those of this Agreement; and references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement.  Section headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  Unless otherwise specified in this Agreement, all accounting terms shall be interpreted and all accounting determinations shall be made in accordance with GAAP.  If this Agreement is executed by more than one party as Borrower, the obligations of such persons or entities will be joint and several.

10.9.       No Consequential Damages, Etc.  The Bank will not be responsible for any consequential, incidental, special, or punitive damages that may be incurred or alleged by any person or entity, including the Borrower and any Guarantor, as a result of this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loan.

10.10.     Assignments and Participations.  At any time, without any notice to the Borrower, the Bank may sell, assign, transfer, negotiate, grant participations in, or otherwise dispose of all or any part of the Bank’s interest in the Loan.  The Borrower hereby authorizes the Bank to provide, without any notice to the Borrower, any information concerning the Borrower, including information pertaining to the Borrower’s financial condition, business operations or general creditworthiness, to any person or entity which may succeed to or participate in all or any part of the Bank’s interest in the Loan; provided, however, that before Bank provides any confidential information of Borrower to any third party, Bank will require such third party to execute a confidentiality agreement in form reasonably satisfactory to Borrower.

10.11.     Governing Law and Jurisdiction.  This Agreement has been delivered to and accepted by the Bank and will be deemed to be made in the Commonwealth of Pennsylvania (the “Commonwealth”).  THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH, EXCLUDING ITS CONFLICT OF LAWS RULES.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any state or federal court in the Commonwealth; provided that nothing contained in this Agreement will prevent the Bank from bringing any action, enforcing any award or judgment or exercising any rights against the Borrower individually, against any security or against any property of the Borrower within any other county, state or other foreign or domestic jurisdiction.  The Bank and the Borrower agree that the venue provided above is the most convenient forum for both the Bank and the Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Agreement.

10.12.     WAIVER OF JURY TRIAL.  EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS.  THE BORROWER AND THE BANK ACKNOWLEDGE THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

The Borrower acknowledges that it has read and understood all the provisions of this Agreement, including the waiver of jury trial, and has been advised by counsel as necessary or appropriate.

WITNESS the due execution hereof as a document under seal, as of the date first written above.

NEW HORIZONS WORLDWIDE INC.

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION

By:
Print Name:
Title:

ADDENDUM to that certain Loan Agreement dated October 1, 2008 between New Horizons Worldwide, Inc. as the Borrower and PNC Bank, National Association, as the Bank.  Capitalized terms used in this Addendum and not otherwise defined shall have the meanings given them in the Agreement.  Section numbers below refer to the sections of the Agreement.

3.6 Title to Assets.  Describe additional liens and encumbrances below:

3.7 Litigation.  Describe pending and threatened litigation, investigations, proceedings, etc.  below:

3.15 Subsidiaries.  List existing Subsidiaries below:

CONTINUATION OF ADDENDUM

FINANCIAL COVENANTS

(1)           The Borrower will maintain, on a consolidated, rolling four quarter basis, as of the end of each fiscal quarter ending during the periods set forth below, a Funded Debt to EBITDA Ratio of less than that set forth opposite such periods:

Period	Funded Debt to EBITDA Ratio

The date hereof through and including December 30, 2009	1.5 to 1.00

December 31, 2009 and thereafter	1.25 to 1.00

(2)           The Borrower will maintain, on a consolidated, rolling four quarter basis, as of the end of each fiscal quarter ending during the periods set forth below, a Fixed Charge Coverage Ratio of at least that set forth opposite such periods:

Period	Fixed Charge Coverage Ratio

The date hereof through and including June 29, 2009	1.25 to 1.00

June 30, 2009 and thereafter	1.50 to 1.00

As used herein:

“Current Maturities” means the scheduled payments of principal on all indebtedness for borrowed money having an original term of more than one year (including but not limited to amortization of capitalized lease obligations), as shown on the Borrower’s Financial Statements as of one year prior to the date of determination.

“EBITDA” means net income plus interest expense plus income tax expense plus depreciation plus amortization plus any non-cash charges for employee equity awards plus any one-time charges up to a maximum of $500,000 in connection with termination of the Borrower’s lease of real property located in Anaheim, California and the costs of exiting therefrom.

“Fixed Charge Coverage Ratio” means (i) EBITDA, divided by (ii) the sum of Current Maturities plus cash interest expense plus cash taxes paid plus dividends plus capital expenditures.

“Funded Debt” means all indebtedness for borrowed money having an original term of more than one year, including but not limited to capitalized lease obligations, reimbursement obligations in respect of letters of credit, and guaranties of any such indebtedness.

All of the above financial covenants shall be computed and determined in accordance with GAAP applied on a consistent basis (subject to normal year-end adjustments).